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                                 EXHIBIT 13.3

                  Summarized Quarterly Financial Information
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First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
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   A summary of selected quarterly financial information follows:

                                         First
          1997                          Quarter
                                      ------------

   Total interest income              $  2,698,339
   Total interest expense                1,087,969
   Net interest income                   1,610,370
   Provision for loan losses                25,500
   Investment Securities gain (loss)            --
   Total other income                      168,034
   Total other expenses                  1,038,815
   Income before income taxes              714,089
   Net income                              476,607
   Net income per share (1)                    .59

                                         First          Second         Third         Fourth
          1996                          Quarter        Quarter        Quarter        Quarter
                                      ------------   ------------   ------------   ------------
   Total interest income              $  2,372,377   $  2,473,455   $  2,556,220   $  2,665,006
   Total interest expense                  916,012        958,753        993,702      1,056,942
   Net interest income                   1,456,365      1,514,702      1,562,518      1,608,064
   Provision for loan losses                14,400         14,400         16,800         25,000
   Investment Securities gain (loss)        (1,050)           339             --             --
   Total other income                      132,621        138,237        145,438        134,492
   Total other expenses                  1,012,897      1,035,391      1,034,833      1,080,858
   Income before income taxes              560,639        603,487        656,323        636,698
   Net income                              374,361        405,277        435,046        429,310
   Net income per share (1)                    .47            .50            .54            .53


                                         First          Second         Third         Fourth
          1995                          Quarter        Quarter        Quarter        Quarter
                                      ------------   ------------   ------------   ------------
   Total interest income              $  2,064,169   $  2,194,348   $  2,312,087   $  2,366,105
   Total interest expense                  760,643        848,967        902,119        909,099
   Net interest income                   1,303,526      1,345,381      1,409,968      1,457,006
   Provision for loan losses                29,400         13,400          3,800          3,000
   Investment Securities gain (loss)            --         65,475             --        104,600
   Total other income                      158,872        121,699        150,440        118,641
   Total other expenses                    998,290        982,420        915,201      1,092,523
   Income before income taxes              434,708        536,735        641,407        584,724
   Net income                              294,323        358,502        418,489        399,033
   Net income per share (1)                    .36            .44            .52            .50

   (1) Adjusted for the 4 percent common stock dividend to stockholders of record as of December 2, 1996, a 2 percent common stock dividend to stockholders of record as of December 1, 1995 and the two-for-one stock split effective April 15, 1994.